EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Winmark Corporation:

We consent to the incorporation by reference in the Registration Statement File Numbers 33-85972, 33-85956, 33-79176, 33-71772, 333-3236, 333-3066, 333-3068, 333-81392, and 333-120489, on Form S-8 of Winmark Corporation of our report dated February 16, 2006, with respect to the consolidated balance sheets of Winmark Corporation and subsidiaries as of December 31, 2005 and December 25, 2004, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Winmark Corporation.

/s/ KPMG LLP

Minneapolis, Minnesota
March 27, 2006